Exhibit 10.1

LEASE OF MACHINES AGREEMENT

THIS AGREEMENT is made on the 29 day of February, 2016

BETWEEN:

ELIXIR GAMING TECHNOLOGIES (CAMBODIA) LIMITED, a company incorporated in Cambodia, whose principal business address is at 2nd Floor #216B, Norodom Boulevard, Sangkat Tonle Bassac, Khan Chamkarmorn, Phnom Penh, Cambodia, (“EGT”); and

NAGAWORLD LIMITED, a company incorporated in the Hong Kong Special Administrative Region, whose correspondence address is at NagaWorld, Samdech Techno Hun Sen Park, Phnom Penh, Kingdom of Cambodia (the “Venue Owner”).

(each a “Party” and together the “Parties”).

WHEREAS:

(A)	EGT, Venue Owner and Entertainment Gaming Asia Inc. (formerly “Elixir Gaming Technologies, Inc.) entered into the Consolidation Agreement (defined hereinafter), pursuant to which, amongst other matters, the Venue Owner agreed to grant the permission to EGT to operate and manage the Machines at the EGT Areas (defined hereinafter) within Nagaworld (defined hereinafter) subject to the terms and conditions of the Consolidation Agreement.

(B)	The Consolidation Agreement shall expire on 29 February 2016. The Venue Owner intends to lease the Machines from EGT and operate all of them within NagaWorld itself.

(C)	EGT agrees to lease, and the Venue Owner agrees to lease from EGT, the Machines on the terms and conditions of this Agreement.

NOW IT IS HEREBY AGREED as follows:

1.	INTERPRETATION

1.1	In this Agreement, in addition to the words defined above, unless the context otherwise requires, the following expressions shall have the following meanings:

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“Business Day” means a day (excluding a Saturday, a Sunday and a public holiday) on which licensed banks are generally open for business in Cambodia;

“EGT Areas” mean Premiers 1, 2, 4 & 6 as more particularly identified in yellow color on the floor plan of Nagaworld attached in Schedule A hereto;

“Machines” means the 670 seats of electronic gaming machines (including related slot bases, chairs, installed signages & machine systems) provided or supplied by EGT under the Consolidation Agreement, which are also provided and described in the Schedule B to this Agreement;

“Nagaworld” means NagaWorld in Nagaworld, Hun Sen Garden, Phnom Penh, Cambodia, a hotel casino complex owned by the Venue Owner;

“US$” means US dollars, the lawful currency of the United States;

“Term” means the period from 1 March 2016 and will continue until termination as provided in Clause 6 of this Agreement;

“Workshop” means the workshop as more particularly identified in orange color on the floor plan of Nagaworld attached in Schedule A hereto;

“Consolidated Agreement” means the machines operation and participation consolidation agreement dated 30th December 2009 amongst EGT, Entertainment Gaming Asia Inc. (formerly “Elixir Gaming Technologies, Inc.”) and the Venue Owner as amended by the supplemental agreement dated 25th May 2010 and the second supplemental agreement dated 18th March, 2011, both amongst the same parties.

1.2	In this Agreement, references to Clauses or the Schedule are references to clauses of, or the schedule to, this Agreement. The Schedule shall have effect as if set out in this Agreement.

1.3	Unless otherwise specified, all references in this Agreement in relation to any time, date or period shall mean Phnom Penh, Cambodia time.

1.4	References to "writing" shall include any modes of reproducing words in a legible and non-transitory form.

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2.	TERM and MONTHLY charge

2.1	EGT agrees to lease, and the Venue Owner agrees to lease from EGT, at the daily charge as provided in Schedule C hereof the Machines for the Term (or such other period as the Parties may in writing agree). The Venue Owner shall pay the daily charge in arrears on monthly basis within five Business Days after the end of the relevant month. The total charges for the month of March 2016 pursuant to this Clause 2.1 shall be FOUR HUNDRED AND FIFTY-SIX THOUSAND NINE HUNDRED AND FORTY US DOLLARS (USD456,940), which shall not be subject to any adjustment or deduction by the Venue Owner.

2.2	The Venue Owner shall pay all taxes payable on the monthly payment to EGT pursuant to Clause 2.1 above without deduction of any taxes except withholding tax on such monthly payment. If the Venue Owner is required to pay such withholding tax and actually discharges the obligations to pay on behalf of EGT, the Venue Owner shall only pay to EGT the monthly payment after deduction of such withholding tax.

2.3	For the avoidance of doubt, each of the Parties shall be solely responsible to comply with its tax liabilities and obligations arising from the nature and the purpose of this Agreement.

3.	RISK AND INSURANCE

3.1	The Venue Owner take all reasonable and proper care and security control of the Machines during the Term. The Venue Owner shall not remove any of the Machines or any parts thereof unless with prior written notice to the EGT and under supervision of the technical staff in person assigned by the EGT.

3.2	Except for damages, claims or losses due to EGT’s acts or negligence, the Venue Owner undertakes to indemnify and keep indemnified EGT in respect of any damage to, or loss of, the Machines during the Term whether caused by fire, theft, flood, vandalism or any other cause, except for any loss or damage solely due to faulty manufacture or design of the Machines. The Venue Owner shall forthwith notify EGT in writing of any such damage or loss.

3.3	Except for damages, claims or losses due to EGT’s acts or negligence, the Venue Owner, to the extent permitted by law, will indemnify and keep indemnified EGT from and against any cost, loss, liability, claim or damage which EGT reasonably and actually incurs or suffers as a result of any material breach by the Venue Owner of the terms of this Agreement including, without limitation, all legal and professional expenses reasonably paid or payable by EGT.

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3.4	Since EGT owns the legal title to the Machines, EGT shall, at its own costs, insure the Machines and the related equipment and systems supplied by EGT (including insurance for those loss or damage caused by the negligence of EGT’s staff or agent) with any reputable insurance companies as it deems proper against all loss or damage to them that may be occurred after the date of this Agreement.

3.5	Since the Venue Owner shall manage and operate the Machines for its own business, it will be responsible for the consequences of any existence, use and operation of the Machines at the Premises and the Venue Owner agrees that EGT will not be liable for any liability, claim, loss, damage or expense of any kind or nature caused directly or indirectly by the Machines or any part of any of the same, or for any deficiency, defect or breakdown thereof or in relation to the existence, use, operation or performance thereof or for any interruption or loss of business or any damage whatsoever and howsoever caused.

4.	INSPECTION AND OPERATION OF THE MACHINES

4.1	The Machines shall be located at Nagaworld, more particularly, the EGT Areas, throughout the Term and shall not be moved or relocated to other location without written approval of EGT in advance, which approval shall not be unreasonably withheld or delayed. The Venue Owner shall accept the Machines on “as is” basis at the commencement of the Term.

4.2	The Venue Owner agrees that:

(a)	the Venue Owner has obtained and will keep effective all licences, permits or approvals from all relevant governmental authorities required to lawfully operate and use the Machines. If any licence, permit or approval necessary for Venue Owner to operate and use the Machines is denied, suspended or revoked, this Agreement shall terminate immediately upon the receipt of a termination notice from EGT;

(b)	whoever the Venue Owner employs or engages to operate or manage the Machines shall be properly trained to operate or manage the same;

(c)	the Machines shall not be used for any illegal purpose;

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(d)	the Machines shall not be operated or managed recklessly, negligently or in any manner for which it was not designed or in contravention of the manufacturer’s instructions including, without limitation, beyond any range or capacity specified therein;

(e)	the Machines shall not be operated or managed by any person not employed or engaged by the Venue Owner; and

(f)	the Machines shall not be modified or altered in any way without EGT’s prior written consent.

4.3	EGT shall have the right at reasonable time with prior appointment with the Venue Owner during the Term to inspect the Machines for the purpose of ensuring that the same continues to be in good working condition and that the Venue Owner is complying with its obligations set out in this Agreement. The Venue Owner shall authorise EGT and its representative to gain access to the Machines at reasonable time with prior appointment with the Venue Owner.

4.4	For the purpose of clarification, EGT shall not be responsible for providing any staffs or manpower for operation or management of the Machines or any costs involved, save and except for repair warranties as provided in Clause 5.2 hereinafter.

5.	EGT’S WARRANTIES

5.1	EGT warrants and represents to the Venue Owner that it is the owner of the Machines.

5.2	During the Term, subject to the Venue Owner performing its obligations under Clause 4.2, EGT shall at its cost (a) repair any malfunction that the Machines may have and (b) supply all Machine replacement spare parts to the Venue Owner to make sure that the Machines are in good working order and repair during the Term for the purpose of the business. EGT is licensed by the Venue Owner to occupy, use and get access to the Workshop without any charge as office for its technical staff to perform any services and for storage of spare parts as required under this Agreement throughout the Term.

5.3	Other than as expressly provided in this Agreement, EGT makes no warranty or representation to the Venue Owner in respect of the Machines and expressly disclaims all warranties, express or implied, written or oral, including implied warranties of quality, fitness for a particular purpose and merchantability and all other warranties imposed or recognized by statute.

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5.4	EGT represents and warrants that it has the right to lease the Machines as provided in this Agreement and that the Venue Owner shall be entitled to quietly hold and possess the Machines, and EGT shall not interfere with that right as long as the Venue Owner pays the charges in a timely manner.

6.	TERMINATION

6.1	The Venue Owner may terminate this Agreement by giving not less than 30 calendar days’ written notice in advance to EGT.

6.2	EGT may terminate this Agreement by giving notice to the Venue Owner in any of the following events or circumstances:

(a)	the Venue Owner fails to pay any sum due and payable to EGT under this Agreement when the same is due;

(b)	the Venue Owner recklessly causes damage to, or loses the Machines or any parts thereof which will lead to a substantial decrease in the value of the Machines (reasonable wear and tear and deficiency, defect or break down arising from normal usage excepted);

(c)	the Venue Owner attempts to claim any proprietary interest in the Machines or any parts thereof or acts in any manner inconsistent with EGT’s title to and interest in the Machines; or

(d)	the Venue Owner commits any other material breach of its obligations under this Agreement.

The Parties acknowledge and agree that, EGT may only terminate this Agreement if the Venue Owner fails to remedy or procure remedy of any of the foregoing breach within thirty (30) days from the service of any written notice by EGT complaining of such breach.

6.3	Either Party may terminate this Agreement immediately by giving notice to the other Party in any of the following events or circumstances:

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(a)	if the other Party shall become insolvent, shall enter into liquidation (whether voluntary or compulsory) or shall have a receiver appointed in respect of the whole or any part of its assets or undertaking (save in connection with a bona fide amalgamation or restructuring approved by the other Party);

(b)	the other Party ceases business or stops or suspends or threatens to stop or suspend payment of all or a material part of its debts; or

(c)	the other Party is nationalised or taken over, or has any of its assets expropriated by, any governmental body in any part of the world.

6.4	This Agreement may be terminated immediately by mutual agreement in writing of all the Parties.

6.5	Upon the termination of this Agreement:

(a)	the Venue Owner shall immediately pay all outstanding sum due and payable to EGT;

(b)	the Venue Owner shall return the Machines and any related equipment and systems, spare parts or components used therein or thereof supplied by EGT hereunder to EGT in good repair and condition (reasonable wear and tear and deficiency, defect or break down arising from normal usage excepted);

(c)	the Venue Owner shall authorise EGT and its personnel to enter into Nagaworld, and more particularly, the EGT Areas at reasonable time with prior appointment to remove and regain possession of the Machines and any related equipment and systems, spare parts or components used therein or thereof supplied by EGT hereunder provided that EGT shall use its best endeavours to cooperate with the Venue Owner as expeditiously as possible to remove all the Machines (together with all related equipment and systems, spare parts or components before the last day of the Term and all costs related to such removal and transportation (including but not limited to the cost of insurance during transit) of the Machines and any related equipment and systems, spare parts or components used therein or thereof supplied by EGT hereunder from Nagaworld shall be borne by EGT; and

(d)	the Venue Owner shall use its reasonable endeavours, upon the reasonable request by EGT, provide all necessary assistance in relation to the clearing of all applicable custom procedures for the purpose of re-exporting from Cambodia the Machines and all related equipment and systems, spare parts or components supplied by EGT.

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6.6	Termination of this Agreement shall be without prejudice to the accrued rights and liabilities of the Party on the date of termination. For the avoidance of doubt, the provisions of Clause 10 (notices), Clause 14 (applicable law and jurisdiction), Clause 15.1 (Confidentiality) and Clause 15.2 (Publicity) shall survive the termination of this Agreement.

7.	FORCE MAJEURE

7.1	Neither party to this Agreement (hereinafter in this Clause 7 referred to as the “affected party”) shall be deemed to be in breach of this Agreement or otherwise liable to the other as a result of any delay or failure in the performance of its obligations hereunder (other than an obligation to pay money) if and to the extent that such delay or failure is caused by any force majeure and the time for performance of the relevant obligation(s) shall be extended accordingly. For the purposes of this clause, “force majeure” shall mean any event or circumstances which is or are beyond the reasonable control of the affected party including, without limitation, any flood, earthquake, storm, typhoon, subsidence, epidemic or other natural disaster or calamity, any war or threat thereof, terrorist action, riot, invasion, civil disorder, insurrection, any action or failure to act on the part of any governmental authority in any jurisdiction, any trade embargo, industrial action, strike or lockout.

7.2	The affected party shall forthwith notify the other party of the nature, extent and possible duration of the event or circumstances constituting the force majeure, use all reasonable endeavours to reduce the effect of such event or circumstances on the performance of its obligations hereunder and, forthwith after cessation of such event or circumstances, notify the other party thereof and resume full performance of its obligations under this Agreement.

7.3	If any event or circumstances constituting the force majeure delays the performance by the affected party of its obligations hereunder for a continuous period of not less than three (3) months, the other Party shall be entitled to give notice to the affected party to terminate this Agreement. Any such notice, which shall be irrevocable, shall specify the date on which such termination is to have effect, not being less than fourteen (14) days after the date on which such notice is deemed to be given.

8.	ENTIRE AGREEMENT

8.1	The Parties acknowledge that this Agreement, including the attached Schedules, constitutes the entire agreement between them relating to its subject matter and that this Agreement replaces and supersedes any previous oral or written arrangements, agreements, drafts, warranties, representations or understandings made or existing between them with respect to such subject matter.

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9.	NO WAIVER

9.1	No failure by either Party to exercise nor any delay in exercising any right, power, privilege or remedy under this Agreement shall impair or operate as a waiver thereof. No single or partial exercise of any such right, power, privilege or remedy shall prevent any further or other exercise thereof or the exercise of any other right, power, privilege or remedy. The rights, powers and remedies provided in this Agreement are cumulative and (except as otherwise provided in this Agreement) are not exclusive of any rights, powers or remedies provided by law or otherwise.

10.	NOTICES

10.1	Any notice required or authorised to be given under, or in connection with, this Agreement by either Party to the other Party shall be in writing in the English language.

10.2	Any such notice shall be sent to the recipient at the address set out in Clause 10.3, or as otherwise directed by the recipient pursuant to Clause 10.4. Notices may be delivered by hand or sent by registered post, courier or by facsimile or by email.

10.3	The Parties’ addresses and other details for the purposes of this Clause 10 are, subject to Clause 10.4, as follows:

EGT :

Unit C1, Koon Wah Building, No. 2 Yuen Shun Circuit, Yuen Chau Kok, Shatin, N.T., Hong Kong

Fax Number: +852 2521-0660

Email address: clarencechung@egt-group.com/ stevechow@egt-group.com

For the attention of Mr. Clarence Chung/ Mr. Steve Chow

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THE VENUE OWNER:

NagaWorld, Samdech Techno Hun Sen Park, Phnom Penh, Kingdom of Cambodia Fax Number: +855 23 228822

Email address: philiplee@nagaworld.com/ vincentmascio@nagaworld.com

For the attention of Mr. Philip Lee/ Mr. Vincent Mascio

10.4	Any such notice shall be served either by hand or by prepaid courier (in each case against signature of receipt), by facsimile or by email. Any notice shall be deemed to have been served, if served by hand or courier, when delivered at the address of the recipient; if sent by facsimile, on receipt of confirmation of transmission; and if sent by electronic mail, when despatched by the sender to the email address of the recipient. Any notice received on a day which is not a Business Day shall be deemed to be received on the next Business Day.

10.5	Each Party may change its mailing address, email address or facsimile number for the purpose of this Clause 10 by giving notice of such change to the other Parties.

11.	AMENDMENTS

11.1	No amendment or variation of this Agreement shall be effective unless made in writing and signed by the Parties.

12.	SEVERABILITY

12.1	Should any provision of this Agreement be held to be illegal, invalid or unenforceable under the laws of any particular jurisdiction, such provision shall be severed from this Agreement, the legality, validity and enforceability of the remaining provisions of this Agreement in such jurisdiction shall remain unaffected and the legality, validity and enforceability of all provisions of this Agreement in any other jurisdiction shall not be affected.

12.2	In the event that any such provision of this Agreement is so held invalid, the Parties shall promptly renegotiate in good faith new provisions to restore this Agreement as nearly as possible to its original intent and effect. To the extent permitted by applicable law, the Parties hereby waive any provisions of such law that renders any provision hereof prohibited in any respect.

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13.	Sublease, sublicense and assignment

13.1	The Venue Owner shall not be allowed to sublease any of the Machines or sublicense or assign any of its interest or obligations under this Agreement to any other person or entity without the express written consent of EGT.

14.	APPLICABLE LAW AND JURISDICTION

14.1	This Agreement shall be governed by, and construed in all respects in accordance with, the laws of the Hong Kong Special Administrative Region of the People’s Republic of China (“HKSAR”).

14.2	In relation to any proceedings to enforce, or arising out of or in respect of, this Agreement, both parties irrevocably and unconditionally agree to submit to the exclusive jurisdiction of the courts of HKSAR.

15.	General Provisions

15.1	Confidentiality. EGT undertakes to the Venue Owner that, it shall during the Term of this Agreement and notwithstanding termination of this Agreement, keep confidential the non-public information of the Venue Owner (including all negotiations and discussions thereto) except for disclosure as required by law, the applicable listing rules or by any securities exchange or regulatory or governmental body to which EGT or its ultimate beneficial owner or holding company is subject, whether or not the requirement has the force of law (the “Disclosure”).

15.2	Publicity. Subject to the Disclosure as provided in Clause 15.1 above, EGT undertakes to the Venue Owner that, it shall not issue, publish or disseminate or cause to be issued, published or disseminated any press release or public communication relating to this Agreement or any related agreement(s) or any of the transactions contemplated herein or therein.

15.3	Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, and all of which together shall be deemed to constitute one and the same instrument.

15.4	Cost. All costs and expenses in connection with the negotiation, preparation, execution and performance of this Agreement, and any documents referred to in it, shall be borne by the Party that incurred the cost.

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SCHEDULE C

Period	Charge Rate per Machine seat per day

1) From 1 March 2016 – 31 May 2016	US$22

2) From 1 June 2016 – 31 August 2016	US$20

3) For the period starting from 1 September 2016	US$18

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IN WITNESS WHEREOF, each Party has executed this Agreement on the day and year first above written.

SIGNED by Clarence Chung	)
for and on behalf of	)
ELIXIR GAMING TECHNOLOGIES	)
(CAMBODIA) LIMITED	)	/s/ Clarence Chung
in the presence of:	)

Chow Ching Kit - VP Legal		/s/ Chow Ching Kit

SIGNED by Philip Lee	)
for and on behalf of NAGAWORLD LIMITED	)	/s/ Philip Lee
in the presence of:	)

June Yap - Legal Vice President		/s/ June Yap

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